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AXP INVESTMENT SERIES, INC.
Registration Number 2-11328/811-54


                                               Exhibit Index


Exhibit (h)(8):     Transfer Agency Agreement dated Feb. 1, 1999

Exhibit (p)(1):     Directors' Power of Attorney dated Jan. 14, 1999

Exhibit (p)(2):     Officers'Power of Attorney dated March 1, 1999

Exhibit (p)(3):     Trustees' Power of Attorney dated Jan. 14, 1999

Exhibit (p)(4)      Officers' Power of Attorney dated March 1, 1999